Exhibit 10.2

CONSULTING AGREEMENT

In consideration and as a condition of Ian F. Smith, having an address at [*] (the “Consultant”), providing consulting services to Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”) having an address at 141 Portland Street, Cambridge, MA 02139, the Consultant hereby agrees with the Company as follows:

1.Relationship.  During the period of Consultant’s relationship with the Company, Consultant shall devote between eighty and one hundred hours from commencement of the consulting relationship through to the earlier of completion of the committed hours, or to July 31, 2020. In the event that further consulting services are required beyond those described herein, a further contract can be can be considered. Consultant’s duties are described in Exhibit A hereto (the “Services”).

2.Compensation.  As soon as practical following execution of this Agreement, the Company shall grant to Consultant an option to purchase 60,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Company’s Common Stock on such date (the “Stock Options”), and such options will vest on July 31, 2020.

3.Nondisclosure.  Consultant shall not at any time, whether during or after the termination of Consultant’s consulting relationship, regardless of the reason for such termination, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing.  For purposes of this Agreement, the term “Confidential Information” means any and all information and derivative information, in whatever form or medium, including oral information, concerning or relating to the Company or information of any third party that the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including, without limitation, intellectual property of the Company, such as, but not limited to, patent applications, copyrights, copyright applications, and trade secrets; information regarding or resulting from research and development activities performed by or on behalf of the Company and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); and business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, investors, customer lists, customers, suppliers, facilities, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales, strategies, operations, policies, procedures, commercialization capabilities, and information regarding third parties). Notwithstanding the foregoing, Confidential Information does not include information that Consultant can demonstrate: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by Consultant free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person.  Consultant shall keep confidential all matters entrusted to Consultant by or on behalf of the Company and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Consultant’s duties as a consultant to the Company, and Consultant shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. Nothing in this Agreement prohibits Consultant from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and Consultant is not required to notify the Company that Consultant has made such reports or disclosures.

4.Non-hire of Employees and Consultants.  During Consultant’s consulting relationship and the one year period following the termination thereof, regardless of the reason for such termination, Consultant will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization by which Consultant is employed or which is directly or indirectly controlled by Consultant to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after Consultant’s departure from the Company.

5.Nonsolicitation of Employees and Consultants.  During Consultant’s consulting relationship and the one year period following the termination thereof, regardless of the reason for such termination, Consultant will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, in any manner seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after Consultant’s departure from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.

6.Nondisparagement.  Neither the Company nor Consultant shall at any time, whether during or after the termination of Consultant’s consulting relationship, regardless of the reason for such termination, make to any person or entity disparaging, critical or otherwise detrimental comments of a business or personal nature relating to the other party.

7.Company Property.  Consultant agrees that during Consultant’s consulting relationship Consultant shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company.  The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Consultant’s possession, custody or control.  Consultant further agrees that Consultant shall not, after the termination of Consultant’s consulting relationship, regardless of the reason for such termination, use or permit others to use any such Company Property.  Consultant acknowledges and agree that all Company Property shall be and remain the sole and exclusive property of the Company.  Immediately upon the termination of Consultant’s consulting relationship Consultant shall deliver all Company Property in Consultant’s possession, and all copies thereof, to the Company.

8.Term of Consulting Relationship.  The fixed term of this Agreement shall be from February 1, 2020 through July 31, 2020. Notwithstanding the foregoing, either party may terminate this Agreement for any reason upon 30 days prior written notice.  In addition, the Company may terminate Consultant’s consulting relationship for “Cause” immediately upon notice.  For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

(i)Consultant has committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company;

(ii)Consultant has been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or

(iii)Consultant has engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises.

In the event the Agreement is terminated by the Company without Cause prior to July 31, 2020, then a pro rata portion of the Stock Options shall vest on the termination date.

9.Independent Contractor.  Consultant is an independent contractor and not an employee of the Company.  Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement.  Neither federal, state or local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on Consultant’s behalf.  Consultant will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company.

10.Waiver; Amendments.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be agreed to in writing by both parties.

11.Severability.  Consultant agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.   Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  Consultant hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

12.Survival. Consultant’s obligations under Section 3 through 7 of this Agreement shall survive the termination of Consultant’s consulting relationship regardless of the reason for or manner of such termination and shall be binding upon Consultant’s successors, heirs, executors, administrators and legal representatives.

13.Assignment.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  Consultant may not assign this Agreement.

14.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  The laws of the Commonwealth of Massachusetts shall govern any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement).

15.Entire Agreement.  This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

IN WITNESS HEREOF, Consultant has executed this Agreement as of the date first written below.

/s/ Ian F. Smith
Ian F. Smith

Dated: February 1, 2020

Accepted and agreed to as of
the date set forth above:

Solid Biosciences Inc.

By:	/s/ Ilan Ganot
Ilan Ganot, CEO

EXHIBIT A

Description of Services

The role will entail the following responsibilities: Provide advice on strategic, financial, investor relations and business development matters to the CEO, other senior members of the management team, and members of the Board of Directors of the Company.